EXHIBIT 10.4

Second Amendment to Distribution Agreement

THIS SECOND AMENDMENT TO DISTRIBUTION AGREEMENT of twenty-first day of March 2011 by and between NSJ. Co., Ltd., a corporation duly organized under the laws of Japan (hereinafter "SUPPLIER"), and NSJ-US. Co., Ltd., a corporation duly organized under the laws of Nevada, United States (hereinafter "DISTRIBUTOR") is made as of January 1, 2012.

The Distribution Agreement, as amended, is further amended as follows:

1.  The following is added to Section 4.1  Purchase Orders.  Supplier has no right to put products to Distributor outside of the purchase order process contemplated in this Article 4.  Further, there is no minimum purchase requirement in order for Distributor to maintain all its rights under this Agreement.

2.  Section4.2  Acceptance of Orders. is amended to read as follows:All purchase orders from DISTRIBUTOR are subject to acceptance in writing by SUPPLIER; provided, however, that SUPPLIER may not refuse to accept any Purchase Order if Supplier indicates it has a certainty or reasonable expectation of selling the Products ordered within six months of the date of the Purchase Order.   which acceptance shall be delivered by mail to a regularly established post office, or by telex, telegram or cable through a regularly established agency of a commercial telex, telegram or cable company.  Each purchase order shall be deemed to be an offer by DISTRIBUTOR to purchase the Products pursuant to the terms of this Agreement and, when accepted by SUPPLIER as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in the purchase order.

3.  Section 4.3  Delivery Terms. is amended to read as follows: "Free Carrier" shall be construed in accordance with INCOTERMS 1980 of the International Chamber of Commerce.  SUPPLIER shall have no further responsibility for the Products, and all risk of damage to or loss or delay of the Products shall pass to DISTRIBUTOR upon their delivery to the address designated by DISTRIBUTOR.  SUPPLIER shall insure each shipment of Products with a reputable insurer for the full invoice of such shipment.  Such insurance shall provide for full coverage from the time the Products are delivered at the Free Carrier point until the products are delivered to the address designated by DISTRIBUTOR.  SUPPLIER reserves all rights with respect to delivered Products permitted by law including, without limitation, the rights of rescission, repossession, resale, and stoppage in transit until the full amount due from DISTRIBUTOR in respect of all delivered Products has been paid.
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4.  Section 4.5  Title and Possession of Orders. is amended to read as follows:  Distributor shall take title and possession to all Products ordered hereunder upon delivery and be responsible for fulfilling all orders.  All risks of loss on these Products ordered after delivery to Distributor shall be on Distributor.

5.  Section 5.1  Prices and Purchase Requirements. is amended to read as follows:   The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be no more than 30% in excess of the actual cost of Supplier in making the Products.  Supplier agrees that it will not require Distributor to purchase a quantity of products in excess of that which Distributor can reasonably afford or reasonably expect to sell in within two to three months of its purchase of the Products.

6.  Section 12.2  Termination., subsection (d) is amended to read as follows:

(d)           Notwithstanding the foregoing, to avoid any conflict of interest, the Agreement may not be terminated for any reason, including those set forth above, if the Independent Director of DISTRIBUTOR does not agree to the termination.  In the absence of an Independent Director of DISTRIBUTOR, a majority vote of the non-affiliated shareholders of DISTRIBUTOR must vote to agree to such a termination.  In the event a dispute between the parties arises as a result, it shall be resolved by Arbitration as set forth in this Agreement, with counsel for Distributor selected by the Independent Director of DISTRIBUTOR, or in the absence of an Independent Director of DISTRIBUTOR, a majority vote of the non-affiliated shareholders of DISTRIBUTOR.

7.  Section 12.5 Renewal. is added as follows: Upon the expiration of the initial term or renewal term, if SUPPLIER and DISTRIBUTOR shall have failed to agree at least sixty (60) days prior to the expiration of the initial term or any renewal term, this Agreement shall terminate.

All other provisions of the Distribution Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The parties have caused this Amendment to Distribution Agreement to be executed on the date first above written.

NSJ-US. Co., Ltd., a corporation duly organized under the laws of Nevada, United States

By:	/s/ Toshikazu Joko, President
Toshikazu Joko, President

NSJ. Co., Ltd., a corporation duly organized under the laws of Japan

By:	/s/ Toshikazu Joko, President
Toshikazu Joko, President

Distributor.